As Filed with the Securities and Exchange Commission on May 31, 2007

Registration No. 333-________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________________________

INTERNATIONAL TEXTILE GROUP, INC.

(Exact name of issuer as specified in its charter)

Delaware	33-0596831
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

804 Green Valley Road, Suite 300, Greensboro, North Carolina 27408

(Address of principal executive offices, including zip code)

___________________________

INTERNATIONAL TEXTILE GROUP, INC. EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED

(Full title of the plan)

___________________________

Neil W. Koonce, Esq.

804 Green Valley Road

Suite 300

Greensboro, North Carolina 27408

(Name and address of agent for service)

(336) 379-2865

(Telephone number, including area code, of agent for service)

________________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.01 Par Value	616,000	$10.10	$6,221,600	$191.00

(1)         Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereunder such indeterminate number of additional shares as may become available for issuance pursuant to the Equity Incentive Plan, as Amended and Restated, as a result of the antidilution provisions contained therein.

(2)         Estimated solely for calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act.

EXPLANATORY NOTE

The information called for by Part I of Form S-8 is included in the description of the International Textile Group, Inc. Equity Incentive Plan, as Amended and Restated (the “Plan”), to be delivered to persons acquiring awards pursuant to the Plan. Pursuant to the Note to Part I of Form S-8, this information is not being filed with or included in this registration statement on Form S-8 (the “Registration Statement”).

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

1.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Commission on April 24, 2007, as amended by the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006 filed with the Commission on April 30, 2007;

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the Commission on May 14, 2007;

3.	The following Current Reports on Form 8-K of the Company:

•	Current Reports on Form 8-K filed with the Commission on January 8, 2007 (both such reports filed on that date);
•	Current Report on Form 8-K filed with the Commission on January 11, 2007;
•	Current Report on Form 8-K filed with the Commission on January 18, 2007;
•	Current Report on Form 8-K filed with the Commission on March 8, 2007;
•	Current Report on Form 8-K filed with the Commission on April 5, 2007;
•	Current Report on Form 8-K filed with the Commission on April 25, 2007; and

4.	The description of the Company’s common stock contained in the Company’s prospectus filed pursuant to Rule 424(b)(3), filed with the Commission on September 22, 2006.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, before the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of the filing of such documents (excluding any Current Reports on Form 8-K to the extent disclosure is furnished and not filed). Any statement contained in later-dated documents supplements, modifies or supersedes statements contained in earlier-dated documents.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of Section 145 of the DGCL provide that:

•

to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith;

•

the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•

the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Article VIII of the Company’s amended and restated certificate of incorporation (i) requires the Company to indemnify directors and officers, as well as certain other persons (the “Indemnitees”) to the fullest extent authorized by the DGCL, (ii) provides for the advancement of expenses to the Indemnitees for defending any proceedings related to the specified circumstances, (iii) provides Indemnitees with a right to bring suit against the Company to enforce those rights and (iv) authorizes the Company to maintain certain policies of insurance to protect itself and any of its directors, officers, employees or agents.

The Company has an insurance policy covering its directors and officers against certain personal liability, which may include liabilities under the Securities Act of 1933. The Company has also entered into agreements to indemnify certain of its directors and executive officers in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of the Company’s directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a director or executive officer of the Company or at the Company’s request.

The foregoing is only a general summary of certain aspects of Delaware law and the Company’s amended and restated certificate of incorporation dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the DGCL and the Company’s amended and restated certificate of incorporation.

ITEM 8. EXHIBITS.

Exhibit Number	Description

4.1

Second Amended and Restated Certificate of Incorporation of International Textile Group, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on October 26, 2006).

4.2	Amended and Restated Bylaws of International Textile Group, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on October 26, 2006).
4.3

International Textile Group, Inc. Equity Incentive Plan, as Amended and Restated (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K filed with the Commission on April 24, 2007).

5.1	Opinion of Russell M. Robinson III, Esq.
23.1	Consent of Russell M. Robinson III, Esq. (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.
23.3	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included on signature page hereof).

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on the 31 day of May, 2007.

INTERNATIONAL TEXTILE GROUP, INC.

By: /s/ Gary L. Smith
Gary L. Smith
Executive Vice President and
Chief Financial Officer

Each person whose signature appears below authorizes Gary L. Smith and Neil W. Koonce, and each of them, as attorneys-in-fact and agents for each of them (with full power of substitution and resubstitution), for and in the name, place and stead of such individual, to sign and file with the Securities and Exchange Commission any and all amendments, supplements and exhibits to, and documents in connection with, this registration statement, including post-effective amendments, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary, appropriate or desirable to be done in order to effectuate the same as fully and to all intents and purposes as each of the undersigned might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or any of their substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
/s/ Wilbur L. Ross, Jr. Wilbur L. Ross, Jr.	Chairman of the Board	May 31, 2007
/s/ Joseph L. Gorga Joseph L. Gorga	President and Chief Executive Officer and Director	May 31, 2007
/s/ Gary L. Smith Gary L. Smith	Executive Vice President and Chief Financial Officer and Director	May 31, 2007
/s/ Samir M. Gabriel Samir M. Gabriel	Vice President and Controller	May 31, 2007
/s/ Stephen W. Bosworth Stephen W. Bosworth	Director	May 31, 2007
/s/ Michael J. Gibbons Michael J. Gibbons	Director	May 31, 2007

/s/ David H. Storper David H. Storper	Director	May 31, 2007
/s/ Dr. Daniel D. Tessoni Dr. Daniel D. Tessoni	Director	May 31, 2007
/s/ David L. Wax David L. Wax	Director	May 31, 2007
/s/ Pamela K. Wilson Pamela K. Wilson	Director	May 31, 2007

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Russell M. Robinson III, Esq.
23.2	Consent of KPMG.
23.3	Consent of PricewaterhouseCoopers LLP.